State of Nevada

Office of Dean Heller

Secretary of State

Filed 09/08/1999

C22168-99

ARTICLES OF INCORPORATION

OF

EASTGATE ACQUISITIONS CORPORATION

FIRST:  The name of this corporation is:

EASTGATE ACQUISITIONS CORPORATION

SECOND:  Its principal office in the State of Nevada is located at 502 East John Street, Carson City, Nevada, 89706. The name and address of its resident agent is CSC Services of Nevada, Inc., at the above address.

THIRD:  The nature of the business or objects or purposes proposed may be organized under the General Corporation Law of the State of Nevada;

     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Nevada.

FOURTH:  The total authorized capital stock of the corporation is 20,000,000 at 0.0001 par value.

FIFTH:  The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided in the by-laws of this corporation, provided that the number of directors shall not be reduced to less than one unless there is less than one stockholder.

The name and post office address of the first board of directors, which shall be one in number, is as follows:

NAME                           POST OFFICE ADDRESS

Harry Winderman                2295 Corp Blvd., Suite 140

                               Boca Raton, FL 33431

SIXTH:  The corporation may indemnify any officer, director, employee, or agent or any officer, director, employee, or agent to the extent permitted by law.

SEVENTH:  The capital stock, after the amount of the subscription price,or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.

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EIGHTH;  The name and post office address of the incorporator signing the articles of incorporation is as follows.

NAME                            POST OFFICE ADDRESS

C. Woodgate                     502 East John Street

                                Carson City, NV 89706

NINTH:  The corporation is to have perpetual existence.

TENTH:  In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized, subject to the by-laws, if any, adopted by the shareholders, to make, alter or amend the by-laws of the corporation.

ELEVENTH:  Meetings of stockholders may be held outside of the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

TWELFTH:  This corporation reserves the right to amend, alter, change or repeal any provision contained in the articles of incorporation, in the manner now or hereafter prescribed, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the sole incorporator herein before named for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these articles of incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 8th day of September, A.D. 1999.

By:/s/ C. Woodgate

_______________________

Incorporator